UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 30, 2005

BriteSmile, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-17594	87-0410364

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

460 North Wiget Lane
Walnut Creek, California	94598

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 941-6260

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On December 30, 2005, the Company and its wholly owned subsidiaries, BriteSmile International Limited, an Ireland corporation, and BriteSmile Development, Inc., a Delaware corporation (collectively, the “Sellers”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Discus Dental, Inc., a California corporation (“Discus”), pursuant to which Discus has agreed to purchase assets of the Sellers’ business consisting of offering teeth-whitening procedures and products through existing independent dental offices known as BriteSmile Professional Teeth Whitening Associated Centers (the “Associated Center Business”).  Through the Associated Center Business, teeth whitening procedures are performed by independent dentists using the Company’s whitening technology in more than 5,000 Associated Centers located in the United States and in more than 75 countries worldwide.

The assets to be sold to Discus include certain of the Company’s tangible assets and proprietary rights related to its Associated Center Business, including the BriteSmile name and trademark, and substantially all of the Sellers’ intellectual property rights.  Discus would acquire the Sellers’ intellectual property subject to certain existing technology and trademark licenses in favor of Sellers that permit the operation of the Spa Business of the Sellers and sales of certain retail products under the BriteSmile trademark.  Discus also would acquire all of the Sellers’ rights and claims against third parties relating to the intellectual property, except the Sellers’ claims against The Procter & Gamble Company and others who may have infringed certain patents in the whitening strips field, which the Sellers would retain under a license from Discus.  As part of the Purchase Agreement, the parties have agreed to dismiss all of the pending litigation between the parties at and conditioned on closing the transactions under the Purchase Agreement (the “Transaction”).

The purchase price is $35,000,000 plus the assumption of certain operating liabilities of the Sellers related to the Associated Center Business, including all obligations under contracts and customer orders of the Associated Center Business.  The Sellers will retain all other liabilities.

The Company is seeking the approval of the Transaction from its shareholders.  The approval of a majority of the outstanding voting stock of the Company on the record date will be required to approve the Transaction.  In connection with the execution of the Purchase Agreement, shareholders of the Company holding approximately 52% of the voting power of the Company have signed written consents approving the Transaction, and shareholders holding approximately 41% of the voting power have entered into consent agreements with Discus pursuant to which they have agreed, among other things, not to revoke their written consents and to vote against any action or agreement that is intended to or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Transaction.  The written consents will become effective 20 days after the Company mails to all of its shareholders a definitive Information Statement describing the Transaction in detail.  The Company is obligated to file a preliminary information statement with the Securities and Exchange Commission within ten business days after the execution of the Purchase Agreement.

In addition to the receipt of the requisite shareholder approval, Discus’ obligation to close the Transaction is conditioned on the satisfaction or waiver of certain conditions, including, among other conditions, the following:

•	Discus having obtained sufficient financing to allow it to pay the cash portion of the purchase price;

•	the Sellers having executed and delivered to Discus documents dismissing litigation proceedings pending between the Sellers, their affiliates, and Discus;

•	the accuracy of the representations and warranties of the Sellers as of the closing and Sellers performance of agreements and covenants required to be performed by them prior to closing;

•	receipt of specified third party consents; and

•

the absence of a material adverse effect on the Associated Centers Business or an event or circumstance that would reasonably be expected to have a material adverse effect on the Associated Center Business.

The Purchase Agreement contains a customary prohibition on soliciting a transaction that would constitute an associated center business combination (as defined in the Purchase Agreement), with exceptions that would permit the board of directors of the Company to provide information and engage in negotiations with a third party in the event of receipt of an unsolicited offer that constitutes a superior offer (as defined in the Purchase Agreement) or an offer that is reasonably expected to lead to a superior offer.  The Company has the right to terminate the Purchase Agreement if prior to the effective date of the shareholder approval of the Transaction, the Company receives a superior offer, the board of directors of the Company resolves to accept the superior offer, and the Company gives Discus five days prior notice of its intention to terminate the Purchase Agreement.  During the five day period, the Sellers have agreed to engage in good faith negotiations with Discus if Discus decides to increase its offer. If the Company terminates the Purchase Agreement because of the receipt of a superior offer or the agreement is terminated because of the failure to obtain the requisite shareholder vote, then the Company has agreed to pay Discus a $2 million fee as liquidated damages and, at the option of Discus, arbitrate its patent infringement, missappropriation of trade secrets, tortious interference and unfair competition claims presently pending against Discus.

The Purchase Agreement contains customary representations and warranties and pre-closing convenants.  At closing, $3.5 million of the purchase price will be deposited into an escrow and will be held for 15 months to secure the Sellers’ indemnification obligations under the Purchase Agreement.

From the proceeds of the sale, the Company intends to repay up to $19 million of interest bearing debt, including the balance due to the holders of the Company’s Senior Convertible Notes due December 16, 2009, and will operate or sell its Spa Centers Business, and continue to prosecute legal claims related to enforcement of certain  proprietary teeth-whitening rights.

Reference is made to the Purchase Agreement for a more complete description of the terms and conditions of the transaction.

Financing Escrow Agreement

Concurrent with the signing of the Purchase Agreement, Discus and the Sellers also entered into a Financing Escrow Agreement pursuant to which Discus deposited with an escrow agent $2.5 million to be held in escrow.

Discus will get the escrow amount released to it if the escrow is not earlier released and:

•

If at any time the Purchase Agreement is terminated (except as a result of Discus’ failure to obtain financing or on the End Date (as defined in the Asset Purchase Agreement) if, absent such termination the Company would have been entitled to the escrow amount as set forth below).

•

If the closing occurs or Discus has obtained a qualifying commitment letter on or prior to February 5, 2006 (or is unable to obtain a qualifying commitment letter by February 5, 2006 because of a material misstatement in the financial statements of the Company).

•	If as of the End Date Discus has not obtained a qualifying commitment letter and the Company is not ready to close the Transaction (as determined under the escrow agreement).

•

If as of the End Date Discus has obtained a qualifying commitment letter and either the Company is not ready to close the Transaction (as determined under the escrow agreement) or Discus is ready to close the Transaction (as determined under the escrow agreement).

The Company will get the escrow amount released to it if the escrow amount is not otherwise released and:

•	If after February 5, 2006 the closing occurs.

•	If as of February 21, 2006 (1) Discus has not obtained a qualifying commitment letter and (2) the Company is ready to close the Transaction (as determined under the escrow agreement).

•

If as of the End Date Discus has obtained a qualifying commitment letter and the Company is ready to close the Transaction (as determined under the escrow agreement) and Discus is not ready to close the Transaction (as determined under the escrow agreement).

•	If as of the End Date Discus has not obtained a qualifying commitment letter and the Company is ready to close the Transaction (as determined under the escrow agreement).

Reference is made to the Financing Escrow Agreement for a more complete description of the terms and conditions of the escrow arrangement.

Assets Not Acquired by Discus

Discus will not acquire the Company’s current Spa Centers Business, consisting of the Company’s Professional Teeth Whitening Centers (the “Spa Centers Business”).  Previously, the Company announced that it had signed a binding Letter of Intent with Dental Spas LLC, of Fairfield, Iowa, pursuant to which Dental Spas would acquire the Spa Centers Business, including the right to operate BriteSmile branded centers worldwide.  Negotiations continue towards a definitive sale agreement with Dental Spas for the Spa Centers Business.

A copy of the Purchase Agreement governing the terms of the sale is attached hereto as Exhibit 2.1.  A copy of the Financing Escrow Agreement is attached as Exhibit 2.2.  A copy of a press release dated January 3, 2006 regarding the Purchase Agreement is attached hereto as Exhibit 99.

Item 9.01.  Financial Statement and Exhibits

(c)	Exhibits

2.1	Asset Purchase Agreement between the Company, its affiliates, and Discus, dated December 30, 2005.

2.2	Financing Escrow Agreement between the Company, its affiliates, and Discus, dated December 30, 2005.

99	Press release issued by BriteSmile, Inc. dated January 3, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BriteSmile, Inc.

By:	/s/ Julian Feneley

Julian Feneley
President

Date:  January 3, 2005